FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

FOURTH QUARTER 2004 IS MOST PROFITABLE IN CORE LAB HISTORY

AMSTERDAM (23 February 2005) - Core Laboratories posted its most profitable quarter in the Company's history during the fourth quarter of 2004. Core's continuing operations reported earnings of $0.34 per diluted share, up 42% over last year's fourth quarter total and up over 17% sequentially from the third quarter of 2004. Fourth quarter revenue also reached the all-time quarterly high of $116,100,000, up 17% over last year's fourth quarter total and up 7% sequentially from third quarter totals. Operating profit rose to $14,984,000 yielding margins of 13%, and a profit increase of over 25% over fourth quarter 2003 totals. Sequential quarterly incremental operating margins exceeded 20%. Net income for fourth quarter operations was $9,541,000, and net income, including discontinued operations, equaled $9,050,000.

"Our operating results continue to demonstrate that Core Laboratories is regarded as the most uniquely focused and technologically advanced reservoir optimization company in the oilfield industry," said Chairman, CEO and President David M. Demshur. "Never in Core's 68-year history have we been better technologically positioned to help our clients optimize reservoir performance, increase daily production, and maximize ultimate hydrocarbon recovery from the 4000-plus oil and natural gas fields worldwide."

Core Lab operations benefited from the unprecedented demand for its proprietary and patented reservoir optimization technologies as oil companies focused on producing more oil and natural gas from existing fields. "Core's focus on incremental production from producing fields is clearly addressing the needs of our clients," said Core Chief Operating Officer Monty Davis. Both Reservoir Description and Production Enhancement operations posted all-time record revenue totals in the quarter, gaining from several new large-scale international projects and successful introductions of new technologies. Reservoir Management operations continued work on three industry-wide Gulf of Mexico multi-client reservoir studies, as well as several other U.S., Canadian, and international studies.

For 2004, Core's revenue from continuing operations reached a record $427,427,000, up 15% from 2003, while net income, including discontinued operations, was $12,290,000. Operating profits from continuing operations reached $46,514,000, up 30% over year-earlier totals. Net income from 2004 continuing operations increased to $28,022,000 or $1.05 per diluted share excluding stock-based compensation. "Core Lab operations exceeded our internal operating targets for every quarter in 2004, leading to our most profitable year," said Richard L. Bergmark, Executive Vice President and CFO of Core. "Cash from operations reached $54,509,000 in 2004, the second highest ever reported by the Company. This cash was used to fund Core's 2004 capital expenditure program of $10,873,000; to pay for the $1,700,000 cash acquisition to expand Core's specialized tracer technology; to pay down debt; and to continue the Company's Share Repurchase Program."

Reservoir Description

Fourth quarter 2004 revenues for Reservoir Description services increased 11% year over year, 10% sequentially over third quarter revenues, and topped $70,000,000 for the first time in Company history. Operating profit increased to $9,193,000 yielding margins of over 13%. Demand for crude-oil related projects continued to expand internationally, especially reservoir studies undertaken to increase incremental production from existing fields. Core mobilized a field laboratory to Kazakhstan that will be utilized for reservoir fluid phase-behavior studies that will help maximize daily production from one of the country's largest oilfields.

In the Middle East, Core concluded the study of over 4,000 feet of cores from carbonate reservoirs in Kuwait. The results will be incorporated into a multi-field production management project to increase Kuwaiti production by an estimated 200,000 barrels of oil per day. Also in the Middle East, Core is expanding its presence in Saudi Arabia in response to requests from Saudi Aramco. Core Lab technology will be utilized in Saudi Arabia to expand production capacity in order to meet increased worldwide demand.

As discussed in the Company's third quarter earnings conference call, Core has redeployed personnel and operating assets formerly assigned to Yukos to other projects based in the former Soviet Union. Core also significantly downsized Reservoir Description operations in Mexico, redeploying personnel and assets to other countries and locations where they can generate a better return for the Company.

Production Enhancement

Production Enhancement operations posted its best quarter ever. Year-over-year fourth quarter revenues increased over 25% to $40,273,000 while operating profit climbed 36% to $5,840,000. Sequential quarterly margins expanded by over 160 basis points to 15%, reflecting increased acceptance of newly introduced technologies. For all of 2004, Production Enhancement revenues increased 26% over 2003 totals to more than $147,000,000, and 2004 revenues represented an increase of over 60% from 2002 levels.

"Core Lab has conducted more hydraulic fracture diagnostic studies in the fourth quarter than during any other quarter in our history," said Core Vice-President Tom Hampton. "Demand for SpectraScan™, SpectraChem™, and SpectraFlood® technologies has never been greater."

The Company continues to benefit from technology developments in perforating charges and gun systems. The HERO™ High Efficiency Reservoir Optimization line is further penetrating North American markets and has been introduced to international markets with shallow- to medium-depth natural gas reservoirs. "We are realizing unprecedented demand for our perforating technologies that help optimize flow from low- to ultra-low-permeability gas reservoirs," said Jeff West, Vice-President of Core Laboratories. "The Barnett Shale and tight gas sands in the Rocky Mountain region present a technological challenge for our clients - fortunately, the application of HERO technology has helped to make these non-traditional reservoirs economical."

Reservoir Management

Reservoir Management operations posted fourth quarter revenue of $5,645,000 and operating profit of $589,000 successfully completing the year of transition to focus on geologic and engineering studies. During the quarter, two additional oil companies joined the Reservoir Quality of the Deep Shelf in the Gulf of Mexico study bringing participation to 12 companies. Two other reservoir studies in the Gulf of Mexico - the Deepwater Reservoir Study and the deepwater Eocene Provenance Study - continue and indicate industry interest in reservoir quality and potential below 15,000 feet where relatively few wells have drilled. Internationally, the Petroleum Geology of Libya study is being expanded to include the petroleum potential of the offshore sedimentary basin.

During the fourth quarter, the Reservoir Management group also completed a proprietary reservoir study for an independent oil company. The results of the study allowed the client to increase proven reserves and recovery factor by 2.2 million barrels of oil. "Our proprietary study delivered over $70 million in value, according to our client's own calculations," said Randy Miller, Vice-President of Core. "Our results indicated that the irreducible water saturation estimates from the wireline logs were too high, and that allowed the independent reserve auditors to verify an increase in recoverable reserves. We have initiated several other reservoir studies for the same company in the same geologic province."

Stock Repurchase Program

Core continued its Share Repurchase Program during the fourth quarter by buying approximately 342,000 shares in open-market purchases. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 8,150,000 shares at an approximate average price of $15.10. For the full year 2004, the Company repurchased about 2,378,000 shares. Currently, Core has approximately 25,900,000 shares outstanding and 28,049,000 diluted weighted average shares outstanding. Since inception of the Program, Core has invested over $123,000,000 in repurchasing stock, while paying down revolver debt in the fourth quarter by $7,000,000 to $35,000,000.

Core currently has authorization to repurchase another 714,000 shares through November of 2005. The Company will again seek authorization to continue to repurchase up to 10% of its then outstanding shares at the upcoming Annual Shareholders Meeting in April, 2005.

Financial Audit and Sarbanes-Oxley Section 404 Update

The Company has not yet completed its evaluation of its internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In connection with this process, the Company has identified certain significant deficiencies that have been or are being remediated. There can be no assurance that as a result of our ongoing evaluation of internal controls over financial reporting, additional deficiencies will not be identified, or, that any deficiencies identified, either individually or in the aggregate, will not be considered material weaknesses.

The Company will not complete its Section 404 evaluation process by its Form 10-K filing due date of March 16, 2005. Accordingly, pursuant to SEC Release No. 34-50754, the Company will utilize up to 45 additional days beyond March 16, 2005 to file its Form 10-K/A that will include management's annual report on internal control over financial reporting and the related audit report on internal control over financial reporting of the Company's independent registered public accounting firm.

Since the Company has not filed its Form 10-K, the results in this release should be considered preliminary until the Company files its Annual Report on Form 10-K.

First Quarter and Full-Year 2005 Targets

For the first quarter of 2005 Core expects revenue to be approximately $110,000,000, an increase of 10% over first quarter 2004 totals. Earnings per diluted share are expected to range from $0.25 to $0.28, compared with $0.19 in the first quarter of 2004. Core expects to earn $1.25 to $1.30 per diluted share for all of 2005, compared with $1.05 for 2004 continuing operations excluding stock-based compensation. The 2005 earnings guidance excludes costs associated with stock-based compensation expense. For the full year 2005, Core expects revenues to range from $465,000,000 to $470,000,000, an increase of approximately 10% over 2004 totals. Capital expenditures for 2005 should be approximately $19,000,000, slightly higher than the expected 2005 depreciation expense.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 24 February, 2005. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2003 Form 10-K filed 15 March 2004, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003

REVENUES	$ 116,100	$ 99,212	$ 427,427	$ 373,167

OPERATING EXPENSES:
Costs of services and sales	91,421	74,877	336,392	295,741
General and administrative expenses	6,585	6,651	25,221	22,787
Depreciation and amortization	4,410	6,356	17,142	20,072
Performance-based stock compensation	(155)	-	2,919	-
Other (income) expense, net	(1,145)	(650)	(761)	(1,351)
	101,116	87,234	380,913	337,249
INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST EXPENSE AND INCOME TAX EXPENSE	14,984	11,978	46,514	35,918
INTEREST EXPENSE	2,218	2,191	8,275	7,669

INCOME BEFORE INCOME TAX EXPENSE	12,766	9,787	38,239	28,249
INCOME TAX EXPENSE	3,225	2,622	10,217	7,457
INCOME FROM CONTINUING OPERATIONS	9,541	7,165	28,022	20,792

LOSS FROM DISCONTINUED OPERATIONS	(491)	(152)	(15,732)	(2,092)
NET INCOME	$ 9,050	$ 7,013	$ 12,290	$ 18,700

Diluted Earnings Per Share:
Income from Continuing Operations	0.34	0.24	0.97	0.67
Loss from Discontinued Operations	(0.02)	-	(0.54)	(0.07)
Net Income	$ 0.32	$ 0.24	$ 0.43	$ 0.60

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	28,322	29,509	28,761	31,179

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 70,182	$ 62,995	$ 258,864	$ 239,647
Production Enhancement	40,273	32,070	147,119	117,152
Reservoir Management	5,645	4,147	21,444	16,368
Total	$ 116,100	$ 99,212	$ 427,427	$ 373,167

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 9,193	$ 7,350	$ 27,877	$ 22,400
Production Enhancement	5,840	4,298	19,472	11,122
Reservoir Management	589	507	2,588	1,791
Corporate and other	(638)	(177)	(3,423)	605
Total	$ 14,984	$ 11,978	$ 46,514	$ 35,918

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	December 31, 2004	December 31, 2003

Cash and Cash Equivalents	$ 16,030	$ 16,225
Accounts Receivable, net	95,449	89,204
Inventory	29,426	31,314
Other Current Assets	11,109	10,345
Assets Held for Sale	-	19,865
Total Current Assets	152,014	166,953

Property, Plant and Equipment, net	79,622	87,336
Intangibles, Goodwill and Other Long Term Assets, net	157,161	152,747
Long Term Assets Held for Sale	-	19,695
Total Assets	$ 388,797	$ 426,731

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 28,632	$ 25,490
Other Current Liabilities	38,482	29,959
Liabilities of Assets Held for Sale	297	6,425
Total Current Liabilities	67,411	61,874

Long-Term Debt and Lease Obligations	110,224	124,684
Other Long-Term Liabilities	20,865	19,761
Shareholders' Equity	190,297	220,412
Total Liabilities and Shareholders' Equity	$ 388,797	$ 426,731

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)
Twelve-Months Ended
December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by continuing operations	$ 54,756
Net cash used in discontinued operations	(247)
Net cash provided by operating activities	$ 54,509

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in continuing operations	$ (12,321)
Net cash provided by discontinued operations	17,944
Net cash provided by investing activities	$ 5,623

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	$ (60,327)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(195)
CASH AND CASH EQUIVALENTS, beginning of period	16,225
CASH AND CASH EQUIVALENTS, end of period	$ 16,030

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